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                                                                 Exhibit 99.6(a)


                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                          STANDARD INSURANCE COMPANY


                                   ARTICLE I

     The name of the Corporation is Standard Insurance Company.

                                  ARTICLE II

(1) The purpose of the Corporation is to engage in the business of insurance, including the making, writing and selling of any and all types and kinds of insurance and reinsurance (including annuities) covering human life or human health or otherwise having life contingencies to the extent permitted and authorized under the insurance laws of Oregon.
(2) To accomplish its purpose, the Corporation shall have all of the rights, powers and privileges granted to and possessed by: (a) insurance companies authorized to make, write and sell insurance and reinsurance (including annuities), covering human life or human health, or otherwise having life contingencies to the extent permitted under the laws of Oregon; (b) corporations generally under the laws of Oregon to the extent that they do not conflict with any limitations, restrictions or prohibitions of the insurance laws of Oregon; and (c) insurance companies authorized to make, write and sell insurance and reinsurance (including annuities) covering human life, human health or otherwise having life contingencies and corporations generally under the laws of other States and Territories of the United States and of foreign countries in which it engages in the business of insurance or otherwise is doing business to the extent that such laws are applicable and do not conflict with the insurance and corporate laws of Oregon, or the corporate laws of said other States, Territories or counties do not conflict with the insurance laws therein.

                                  ARTICLE III

     The Corporation is authorized to issue 1,000 shares of Common Stock.
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                                  ARTICLE IV

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

                                   ARTICLE V

     The Corporation may indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director, officer or employee of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, officer or employee, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.
This Article shall not be deemed exclusive of any other provisions for indemnification of directors, officers and fiduciaries that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in another capacity while holding office.

Executed: ___________, 1999

                                   _____________________________________
                                   Ronald E. Timpe
                                   President and Chief Executive Officer
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September 10, 1999

I, J. Greg Ness, vice president and corporate secretary, do hereby certify that this is a true and correct copy of the Restated Articles of Incorporation of Standard Insurance Company adopted at the September 28, 1998 meeting of the Board of Directors.



                                           /s/ J. Greg Ness
                                       --------------------------------------
                                       Vice President and Corporate Secretary